Exhibit 10.3
FIRST AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT
THIS FIRST AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT (this "Amendment") is made as of the 12th day of February, 2014, by and between Santander Consumer USA Inc. ("SCUSA"), and Chrysler Group LLC, ("Chrysler").
WITNESSETH
WHEREAS, SCUSA and Chrysler entered into that certain Master Private Label Financing Agreement dated as of February 6, 2013 (collectively referred to herein together with any and all amendments thereto as the "Agreement"); and
WHEREAS, SCUSA and Chrysler desire to amend the Agreement on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCUSA and Chrysler agree as follows:

1.	The following Section 7.02 (f) and (g) are added to the Agreement directly after the current Section 7.02(e), and shall read in its entirety as follows:
"(f)In calculating the amounts subject to risk sharing of Residual Value Losses, only Residual Value Losses attributable to new lease vehicles financed under this Agreement and which lease reaches maturity shall be subject to the risk-sharing described herein and included as part of the Residual Value Losses calculation.
"(i)     for purposes of this section, a lease reaches maturity only upon the end of the originally-contracted full term of the lease or within 90 days of the originally-contracted full term of the lease. In the event the lease is fully paid off early, such lease will accordingly not be treated having reached maturity. Notwithstanding the foregoing, if a lease payoff occurs pursuant to a special program initiated by Chrysler in its sole discretion, such as a lease pull-ahead program offered by Chrysler and facilitated through SCUSA, such leases paid off pursuant to, and in accordance with, such program prior to the originally-contracted full term of the lease (or within 90 days thereof, as stated above) shall be treated as having reached maturity.
"(g)In the case of early terminations other than the special programs indicated above, losses in excess of the pro-rated portion of the established residual value that occur (e.g. due to repossession or insurance losses) will be the sole responsibility of SCUSA."
2. Except as hereby amended, the Agreement and all its terms shall remain unchanged and in full force and effect. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, this Amendment shall control.
3.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
4.    Any capitalized terms not defined herein will be given the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.
CHRYSLER GROUP LLC    SANTANDER CONSUMER USA INC.
BY: /s/ Matthew Thompson    BY: /s/ Eldridge A. Burns, Jr.
NAME: Matthew Thompson    NAME: Eldridge A. Burns, Jr.
TITLE: Director Sales Planning and Incentives    TITLE: CLO & Secretary